UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 9

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WRAPmail, Inc.

(Name of small business issuer in our charter)

Florida	0001509957	20-3624118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS Employer Identification Number

445 NE 12th Ave. Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Telephone: (516) 205-4751

Rolv Heggenhougen

445 NE 12th Ave., Fort Lauderdale, FL 33301

 (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE - DEREGISTRATION OF SECURITIES

On August 3, 2016, the registration statement for Wrapmail, Inc. (the “Company”) filed on form S-1, as amended (“Registration Statement”), was declared effective by the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Company registered the sale of 40,000,000 shares of its common stock, together with warrants to purchase up to 20,000,000 common shares at an exercise price of $0.10 per share. The Company also registered 6,550,000 shares of its common stock offered for sale by selling shareholders. The Company has not sold any shares or warrants and has terminated its offering pursuant to the Registration Statement.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, to remove unsold securities upon termination of the offering by post-effective amendment, the Company hereby deregisters the 40,000,000 shares of its common stock, together with the warrants to purchase up to 20,000,000 common shares not sold by the Company prior to termination of the offering. We do not withdraw from registration, the remaining securities covered by the Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 9 to Form S-1 and has duly caused this Post-Effective Amendment No.9 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, May 5, 2017.

WRAPmail Inc.
May 5, 2017
	By:	/s/ Marco Alfonsi
Marco Alfonsi
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 9 in reliance on Rule 478 of the Securities Act of 1933.

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